ISSN 1718-8377	Exhibit 99.15

Volume 8, number 10	May 30, 2014

AS AT FEBRUARY 28, 2014

Highlights for February 2014

❑

Budgetary revenue in February amounts to $6.0 billion, up $250 million compared to last year. Own source revenue amounts to $ 4.6 billion, up $ 323 million compared to last year while federal transfers decrease $ 73 million to stand at $ 1.4 billion.

❑	Program spending amounts to $4.6 billion.

❑	Debt service stands at $684 million, up $64 million compared to last year.

❑	Taking the $109 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $711 million for February 2014.

On the basis of the cumulative results as at February 28, 2014, the budget deficit, within the meaning of the Balanced Budget Act, amounts to $1.6 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

							Situation
	February		April to February				as at February 20, 2014
								Forecast
								Growth
	2013	2014	2012-2013		2013-2014	% Change	2013-2014%
BUDGETARY REVENUE
Own-source revenue	4 280	4 603	47 178	[1]	48 097	1.9	53 148	2.5
Federal transfers	1 478	1 405	14 158		15 235	7.6	16 669	6.1
Total	5 758	6 008	61 336		63 332	3.3	69 817	3.3
BUDGETARY EXPENDITURE
Program spending	- 4 650	- 4 625	- 55 818		- 57 866	3.7	- 63 825	2.5
Debt service	- 620	- 684	- 7 079		- 7 708	8.9	- 8 510	9.6
Total	- 5 270	- 5 309	- 62 897		- 65 574	4.3	- 72 335	3.3
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 56	34	817		857	—	220	—
Health and social services and education networks	- 26	- 22	- 211		- 229	—	- 77	—
Generations Fund	99	109	853		1 004	—	1 072	—
Total	17	121	1 459		1 632	—	1 215	—

Exceptional loss-closing of Gentilly-2	—	—	- 1 876		—	—	—	—
Contingency reserve	—	—	—		—	—	- 125	—
SURPLUS (DEFICIT)	505	820	- 1 978		- 610	—	- 1 428	—

BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 99	- 109	- 853		- 1 004	—	- 1 072	—
Exclusion-Exceptional loss	—	—	1 876		—	—	—	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	406	711	- 955		- 1 614	—	- 2 500	—

(1)    Excluding the exceptional loss of $1 876 M resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

(2)    The details of these transactions by type of entity are shown on page 5 of this report.

(3)    Since this is a one-time event independent of the management of the government’s day-to-day operations, the Balanced Budget Act was amended on June 14, 2013 to exclude from the budgetary balance the exceptional loss resulting from the closure of the Gentilly-2 nuclear power plant.

CUMULATIVE RESULTS AS AT February 28, 2014

Budgetary balance

❑	For the period from April 2013 to February 2014, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1.6 billion.

❑	Those interim results show a 4.3 % growth of budgetary expenditure as at February 28, 2014 when it was forecast to stand at 3,3 % for fiscal year 2013-2014.

❑	Moreover, in the past few years, the budgetary balance of the fiscal year last month is usually negative.

Budgetary revenue

❑	From April 1, 2013 to February 28, 2014, budgetary revenue amounts to $63.3 billion, $2.0 billion more than as at February 28, 2013.

	—	Own-source revenue stands at $48.1 billion, $919 million more than last year.

—

Federal transfers amount to $15.2 billion, up $1 077 million compared to February 28, 2013. They take into account $951 million stemming from the payment by the federal government of $1 467 million[1] corresponding to the second portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST).

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $65.6 billion, an increase of $2.7 billion, or 4.3%, compared to last year.

For the first eleven months of the fiscal year, program spending rose by $2 048 million, or 3.7%, and stands at $57.9 billion. The most significant changes are in the Health and Social Services ($1 065 million) and the Education and Culture ($712 million) missions.

Debt service amounts to $7.7 billion, up $629 million or 8.9 % compared to last year.

1       Accounting for revenues from the federal compensation for the harmonization of sales taxes is in accordance with public sector accounting standards and takes into account the conditions laid down in the agreement. These conditions include the implementation of the harmonisation of the QST with the GST on January 1st 2013, as well as the implementation of a mechanism for payment and rebate of taxes by governments and some of their mandataries as of April 1, 2013. In addition, revenues must be recognized at the rate the expenditures funded by such compensation are recognized. Thus, as indicated at page C.24 by 2012-2013 Budget Plan, the first payment of $733 M was recorded in the last three months of 2012-2013, at the same pace as debt service expenditures. The second installment, an amount of $1 467 M, is distributed throughout 2013-2014, i.e. at the same pace as the corresponding expenditures of debt service and the Fund to Finance Health and Social Services Institutions (FINESSS), at the rate of $122 million per month.

Consolidated entities

❑	As at February 28, 2014, the results of consolidated entities show a surplus of $1 632 million. These results include:

—	a surplus of $857 million for non-budget-funded bodies and special funds;

—	revenue dedicated to the Generations Fund of $1 004 million;

—	a $229 million deficit for the health and social services and the education networks.

Net financial requirements

❑

As at February 28, 2014, consolidated net financial requirements stand at $3.6 billion, a decrease of $1.3 billion compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	February			April to February
	2013	2014	Change	2012-2013		2013-2014	Change
BUDGETARY REVENUE
Own-source revenue	4 280	4 603	323	47 178	[1]	48 097	919
Federal transfers	1 478	1 405	- 73	14 158		15 235	1 077
Total	5 758	6 008	250	61 336		63 332	1 996
BUDGETARY EXPENDITURE
Program spending	- 4 650	- 4 625	25	- 55 818		- 57 866	- 2 048
Debt service	- 620	- 684	- 64	- 7 079		- 7 708	- 629
Total	- 5 270	- 5 309	- 39	- 62 897		- 65 574	- 2 677
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 56	34	90	817		857	40
Health and social services and education networks	- 26	- 22	4	- 211		- 229	- 18
Generations Fund	99	109	10	853		1 004	151
Total	17	121	104	1 459		1 632	173
Exceptional loss-closing of Gentilly-2	—	—	—	- 1 876		—	1 876
SURPLUS (DEFICIT)	505	820	315	- 1 978		- 610	1 368
Consolidated non-budgetary requirements	290	377	87	- 2 956		- 2 993	- 37
CONSOLIDATED NET FINANCIAL REQUIREMENTS	795	1 197	402	- 4 934		- 3 603	1 331

(1)    Excluding the exceptional loss of $1 876 M resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

(2)    The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE
(millions of dollars)	(Unaudited data)

	February			April to February
			Change					Change
Revenue by source	2013	2014	%	2012-2013		2013-2014%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 411	1 421	0.7	17 224		17 747		3.0
Contributions to Health Services Fund	518	499	- 3.7	6 017		6 173		2.6
Corporate taxes	513	455	- 11.3	3 334		2 538		- 23.9
Consumption taxes	1 133	1 370	20.9	14 364		15 294		6.5
Others sources	146	186	27.4	1 688		1 546		- 8.4
Total own-source revenue excluding government enterprises	3 721	3 931	5.6	42 627		43 298		1.6
Revenue from government enterprises	559	672	20.2	4 551	[1]	4 799		5.4
Total own-source revenue	4 280	4 603	7.5	47 178		48 097		1.9
Federal transfers
Equalization	616	652	5.8	6 775		7 180		6.0
Protection payment	30	—	—	332		—		—
Health transfers	407	453	11.3	4 383		4 828		10.2
Transfers for post-secondary education and other social programs	124	128	3.2	1 360		1 405		3.3
Other programs	56	85	51.8	819		871		6.3
Subtotal	1 233	1 318	6.9	13 669		14 284		4.5
Harmonization of the QST with the GST – Compensation	245	87	- 64.5	489		951	[2]	94.5
Total federal transfers	1 478	1 405	- 4.9	14 158		15 235		7,6
BUDGETARY REVENUE	5 758	6 008	4.3	61 336		63 332		3,3

(1)	Excluding the exceptional loss of $1 876 M resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(2)

In addition to this amount, $394 M is allocated to the Fund to Finance Health and Social Services Institutions (FINESSS), which is part of the results of consolidated entities, thus bringing the total compensation for the period from April 2013 to February 2014 to $1 345 M.  The federal compensation revenues were recognized in two instalments. The first instalment of $733 M was recognized over the last three months of 2012-2013, while the second instalment of $1 467 M was distributed throughout 2013-2014.

GENERAL FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	February			April to February
			Change			Change
Expenditures by mission	2013	2014	%	2012-2013	2013-2014%
Program spending
Health and Social Services	2 163	2 205	1.9	26 819	27 884	4.0
Education and Culture	1 255	1 292	2.9	15 115	15 827	4.7
Economy and Environment	473	312	- 34.0	4 714	4 779	1.4
Support for Individuals and Families	499	523	4.8	5 665	5 777	2.0
Administration and Justice	260	293	12.7	3 505	3 599	2.7
Total program spending	4 650	4 625	- 0.5	55 818	57 866	3.7
Debt service	620	684	10.3	7 079	7 708	8.9
BUDGETARY EXPENDITURE	5 270	5 309	0.7	62 897	65 574	4.3

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	February 2014
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks [1]	Total	Consolidation adjustments [2]	Total
REVENUE	810	109	265	351	1 669	—	3 204	- 1 819	1 385
EXPENDITURE
Expenditure	- 602	—	- 265	- 351	- 1 605	- 22	- 2 845	1 734	- 1 111
Debt service	- 156	—	—	—	- 82	—	- 238	85	- 153
TOTAL	- 758	—	- 265	- 351	- 1 687	- 22	- 3 083	1 819	- 1 264
RESULTS	52	109	—	—	- 18	- 22	121	—	121

	April to February 2014
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks [1]	Total	Consolidation adjustments [2]	Total
REVENUE	9 714	1 004	822	5 409	20 592	—	37 541	- 20 297	17 244
EXPENDITURE
Expenditure	- 7 307	—	- 822	- 5 409	- 19 335	- 229	- 33 102	19 302	- 13 800
Debt service	- 1 790	—	—	—	- 1 017	—	- 2 807	995	- 1 812
TOTAL	- 9 097	—	- 822	- 5 409	- 20 352	- 229	- 35 909	20 297	- 15 612
RESULTS	617	1 004	—	—	240	- 229	1 632	—	1 632

(1)        The results of the networks are presented according to the modified equity accounting method.

(2)        Consolidation adjustments include the elimination of program spending of the general fund.

As announced by the Minister of Finances, on may 16, 2014, the monthly report of financial transactions of March 2014 will be published on June 27, 2014.

For more information, contact the Direction des communications of the Ministère des Finances du Québec at 418 528-7382

The report is available on the Ministère des Finances website: www.finances.gouv.qc.ca